Exhibit 99.1

RELMADA THERAPEUTICS SUCCESSFULLY COMPLETES OFFERINGS
TOTALING $28 MILLION IN CONNECTION WITH GOING PUBLIC TRANSACTION

PRWeb – June 16th, 2014

Relmada Therapeutics and Camp Nine Expect Offering Proceeds to Enable It to Achieve Significant Milestones While Advancing It's Drug Development Pipeline

New York, NY – June 16th, 2014 – Camp Nine, Inc. (the “Company”), which conducts its operations through Relmada Therapeutics Inc. (“Relmada”) (OTCBB: CMPE), a clinical-stage company developing novel therapies for the treatment of chronic pain, announced today that it has completed equity capital raises totaling gross proceeds of $28MM associated with a going-public transaction.  The Company intends to change its name to Relmada Therapeutics, Inc. to better reflect its business operations.  The funding was accomplished through two separate offerings; the first offering was consummated by Relmada and closed on May 15, 2014 for aggregate gross proceeds of approximately $15 million and the second offering was consummated by the Company after the acquisition of Relmada and closed on June 10, 2014 for aggregate gross proceeds of approximately $10.7 million.  Laidlaw & Company (UK) Ltd. acted as the exclusive placement agent in both financings.

Relmada went public via a reverse merger with the Company pursuant to a share exchange agreement dated May 20, 2014 whereby the Company acquired approximately 94% of the outstanding shares of Relmada.  As a result of the share exchange, former shareholders of Relmada became the controlling shareholders of the Company.  The Company's common stock will continue trade under the name “Camp Nine Inc.” and the ticker symbol “CMPE” until such time as the intended name change to “Relmada Therapeutics, Inc.” and related ticker symbol change takes effect.

Prior to the closing of the share exchange, Camp Nine raised in a private placement $2 million from the sale of its equity securities.  As a result of the three offerings described above, the aggregate gross proceeds available to Relmada and Camp Nine is approximately $28 million.

The net proceeds from the offerings described above will be used primarily for advancing the clinical development of LevoCap ER, d-methadone, BuTab ER and MepiGel, the four leading programs in Relmada’s drug development portfolio.  “The completing of the financings and the going public transaction are indeed transformational events for Relmada, as the strong balance sheet will enable us to achieve important milestones and aggressively continue our development plans, while access to public markets provides liquidity for our investors who helped us to reach this stage in the clinical development of our drug candidates.  These fundings also represent a key step ahead in the process of up-listing to a major stock exchange as soon as it is feasible, said Sergio Traversa, CEO of the Company.

“Relmada has one of the most compelling pipelines in chronic pain, a condition affecting millions of patients with significant medical needs. The proceeds from these capital raises will enable us to achieve clinical proof of concept for d-methadone and BuTab ER, prepare for the phase III for LevoCap ER, complete our phase I programs and initiate phase II for MepiGel.  Each of these milestones has the potential of becoming a significant inflection point in the search for improved treatment for pain conditions” added Eliseo Salinas, MD, MSc, President and Chief Scientific Officer of the Company.

About Camp Nine, Inc.

The Company, through its majority owned subsidiary Relmada, is a clinical stage, public specialty pharmaceutical company, focused on developing novel versions of proven drug products together with new chemical entities that potentially address areas of high unmet medical need in the treatment of pain.  The Company has a diversified portfolio of four lead products at different stages of development and a deep early stage pipeline.  The Company’s product development efforts are guided by the internationally recognized scientific expertise of its research team with inputs from a world-class scientific advisory board.  The Company’s approach is expected to reduce overall clinical development risks and costs while potentially delivering valuable products in areas of high unmet medical needs.

The Company is currently developing LevoCap ER, its abuse resistant, once–a-day sustained release dosage form of the opioid analgesic levorphanol; d-methadone, the NDMA receptor antagonist for neuropathic pain; BuTab ER, its oral dosage form of the opioid analgesic buprenorphine and MepiGel, its FDA Orphan Drug designated topical formulation of the local anesthetic mepivacaine.

About Laidlaw & Company (UK) Ltd.

Laidlaw & Company (UK) Ltd., founded in 1842, is a relationship driven international investment bank, providing wealth management services, capital raising, mergers & acquisitions advisory, research and corporate access to clients on a global level. Headquartered in New York City and United Kingdom, Laidlaw maintains eight offices across the United States and London, England with over 150 employees firm wide. Laidlaw also offers personalized investment advice and skillful execution to private and public institutions, as well as high net worth individual investors. The firm is a FINRA and SIPC registered company.

Forward-Looking Statement for Camp Nine, Inc.

This news release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Camp Nine undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information

For more information, contact:
Visit our website at www.relmada.com or contact:
Sergio Traversa, CEO
Camp Nine Inc.
Tel: 646-801-8112
E-mail: straversa@relmada.com